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                                                                       EXHIBIT 5
                                                                       ---------

                    [FEDERAL-MOGUL CORPORATION LETTERHEAD]



                                 June 29, 1999


Federal Mogul Corporation
26555 Northwestern Highway
Southfield, Michigan 48034

Re:  7-3/8% Notes Due 2006
     7-1/2% Notes Due 2009

Ladies and Gentlemen:

          I am the Associate General Counsel and Secretary of Federal-Mogul Corporation, a Michigan corporation (the "Company"). Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company and Federal-Mogul Dutch Holdings Inc., a Delaware corporation, Federal-Mogul Global Inc., a Delaware corporation, Federal-Mogul U.K. Holdings Inc., a Delaware corporation, Carter Automotive Company, Inc., a Delaware corporation, Federal-Mogul Venture Corporation, a Nevada corporation, Federal-Mogul World Wide, Inc., a Michigan corporation, Federal-Mogul Global Properties, Inc., a Michigan corporation, Felt Products Mfg. Co., a Delaware corporation, F-M UK Holding Limited, a United Kingdom corporation, Federal-Mogul Ignition Company, a Delaware corporation, Federal-Mogul Products, Inc., a Missouri corporation and Federal-Mogul Aviation, Inc., a Delaware corporation (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $400,000,000 aggregate principal amount of the Company's 7-3/8% Notes due 2006 and $600,000,000 aggregate principal amount of the Company's 7-1/2% Notes due 2009 (collectively, the "Exchange Notes") for the purpose of effecting an exchange offer (the "Exchange Offer") of the Exchange Notes for the Company's outstanding 7-3/8% Notes due 2006 and the Company's outstanding 7-1/2% Notes due 2009 (collectively, the "Old Notes"). The Guarantors will issue guarantees (collectively, the "Guarantees") of the obligations of the Company under the Exchange Notes. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture dated as of January 20, 1999 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee").

          I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

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          In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

          Based upon the foregoing, and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) remains effective and complies with all applicable laws at the time the Exchange Notes and the Guarantees (together, the "Offered Securities") are offered or issued as contemplated by the Registration Statement; (ii) all Offered Securities will be offered, issued and delivered in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the prospectus referred to therein; (iii) the Company and each Guarantor will authorize the offering and issuance of the Offered Securities and the terms and conditions thereof and will take any other appropriate additional corporate action; and (iv) certificates representing the Offered Securities will have been duly executed and delivered and, to the extent required, authenticated, I am of the opinion that:

               1. The Company and each of the Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation.

               2. The Company had corporate power and authority to execute and deliver the Indenture at the time of its execution and delivery and has corporate power and authority to authorize and issue the Exchange Notes.

               3. Each of the Guarantors had corporate power and authority to execute and deliver the Indenture at the time of its execution and delivery and has corporate power and authority to authorize and issue the Guarantee to be issued by such Guarantor.

               4. The Exchange Notes will be legally issued and binding obligations of the Company, and each Guarantee will be the legally issued and binding obligation of the Guarantor issuing such Guarantee (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended,
(ii) the Old Notes shall have been tendered to and accepted by the Company and
(iii) the Exchange Notes shall have been duly executed and authenticated, and the Guarantees shall have been duly executed, as provided in the Indenture and the resolutions of the Board of Directors (or authorized committee thereof) of the Company and each of the Guarantors authorizing the foregoing.

          I do not find it necessary for purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of the Exchange Notes and the Guarantees. For purposes of the opinion in

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paragraph 1, I have relied exclusively upon recent certificates issued by the appropriate government official of the jurisdiction of incorporation of the Company and each Guarantor.

          The foregoing opinions are limited to the federal laws of the United States of America.

          I hereby consent to the use of my name in the prospectus constituting a part of the Registration Statement under the heading "Legal Matters" as counsel for the Company who has passed upon the legality of the Offered Securities being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                       Sincerely,



                                       /s/ David M. Sherbin
                                       ----------------------------------------
                                       David M. Sherbin, Esq.
                                       Associate General Counsel